UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12

FOREST LABORATORIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOREST LABORATORIES SENDS OPEN LETTER TO SHAREHOLDERS
Recommends Shareholders Vote the WHITE Proxy Card For All Forest Nominees
NEW YORK, August 15, 2011 — Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today sent the following open letter to all Forest shareholders in connection with the Company’s Annual Meeting on August 18, 2011.
August 15, 2011
Dear Fellow Shareholders,
As you know, our Annual Meeting will be held this Thursday, August 18, 2011 at 10:00 am EDT. This year’s meeting marks a critical juncture for the Company’s future. We believe you can enhance the value of your investment in Forest by supporting our slate of ten talented, experienced and extremely well qualified Board nominees. Each of the nominees is committed to building value for all our shareholders.
THERE IS STILL TIME TO VOTE YOUR SHARES BY PHONE OR INTERNET!
Leading proxy advisory firms Institutional Shareholder Services (ISS) and Egan-Jones agree with your Board’s unanimous recommendation that you vote for our entire slate. Your vote is important — no matter how many shares you own. Please vote the WHITE proxy card by phone or internet today FOR ALL Forest nominees.
The Forest Board and Management Team Have Created Billions for Stockholders
Forest’s Board and management team have a long track record of delivering superior performance and creating value for shareholders. Since June 30, 1991, Forest’s share price has grown 774.2% at an 11.5% compounded annual rate, and the Company has split its stock three times two-for-one during the last 20 years.
The strength of Forest’s business and balance sheet has enabled us to devote significant capital to business development opportunities while regularly returning capital to our shareholders.
•	Over the past 20 years, the Company has returned approximately $4.8 billion of capital to shareholders through stock repurchases.

•	In the past year alone, Forest has repurchased over $1 billion in stock through accelerated share repurchase programs.

•	In addition, the Company has an open authorization to repurchase up to an additional 27.0 million shares.

•	The Company has the capital and a solid balance sheet to fund additional new business opportunities and execute additional share repurchases.
The following chart details the value created for and distributed to Forest shareholders over the past 20 years:
The Forest Board and Management Team Have Created Billions for Stockholders(1)
Last Twenty Years
$ Billions
Note:
1. Market data as of June 30, 2011
Source — CapIQ
We Believe Forest’s Nominees To Be Far More Qualified Than Icahn’s
All ten Forest candidates are committed to transparency and responsiveness, and will work on behalf of all investors and ensure board-level focus on maximizing the potential of our robust pipeline. Our slate represents an appropriate balance of new perspectives and board members who have helped build value and execute the Company’s strategy over the longer term.

In addition to our highly qualified incumbent directors, we have nominated three outstanding new independent candidates with strong executive experience, no prior relationships with the Company, and no conflicts with Forest. These “new 3” independent nominees — Christopher Coughlin, Gerald Lieberman and Brent Saunders — are highly accomplished professionals who bring to the Board their operational skills, financial acumen, investor perspective, compliance expertise, and corporate governance experience that will be instrumental to our future growth and success. We anticipate that these new independent directors would make significant contributions to our board and join our continuing directors on the key Board committees, and with their election, Forest will have added six new directors in the past five years.
Leading Proxy Advisory Firms Recommend that Shareholders
Support Forest’s Nominees
We are gratified that three independent proxy advisory firms have announced their strong support for Forest’s nominees. We believe the following recommendations reflect our strong track record of developing new products, the high caliber of our director candidates and the balance of valuable experience and new perspectives we have assembled on our slate:
•	Institutional Shareholder Services (ISS) said that Icahn “has not demonstrated a compelling case that change at the Board level is needed”[1] and recommended FOR ALL 10 of Forest’s nominees.

•	Egan-Jones stated it was “not convinced that the election of the dissidents’ slate of nominees...would work to the benefit of shareholders”[2] and recommended FOR ALL 10 of Forest’s nominees.

•	Glass Lewis rejected all but one of Icahn’s nominees, thereby effectively supporting 9 OUT OF 10 of Forest’s nominees.
Icahn’s Nominees Have Failed In Our View to Prove They Deserve Your Support
Reject Their Bid For Your Vote — Do Not Sign the Gold Proxy Cards

[1]	ISS Proxy Report, August 10, 2011, p. 24

[2]	Egan-Jones Proxy Report, July 28, 2011, p.6

We believe Icahn has offered no good reasons to elect his hand-picked nominees, who lack operational experience, have in our view significant conflicts of interest and have shown themselves as not understanding Forest’s business.
•	Richard Mulligan and Eric Ende have no previous corporate operating or management experience and have no expertise in compliance or governance. During Richard Mulligan’s six years of combined service as a director of ImClone, Biogen Idec and Enzon, none of these companies had a new product approved in the U.S.

•	During Alex Denner’s involvement with ImClone, Biogen Idec, Amylin and Enzon, none of these companies had a new product approved in the U.S. Denner also was tasked with finding a new CEO for Enzon and has failed for a year and a half to find a permanent replacement.

•	We believe Alex Denner and Richard Mulligan are seriously conflicted due to their service as directors on the Boards of Biogen Idec and Amylin, two companies that compete with Forest for new product licensing and acquisition opportunities in important and overlapping therapeutic areas.

•	Lucian Bebchuk has no pharmaceutical or operating experience, and his limited public company board experience is less than five months on the board of Norilsk Nickel, a Russian mining company.

•	None of Icahn’s four nominees have been on the board of any company when it has received a New Chemical Entity (NCE) or Biological License Application (BLA) approval.
Late last week, Icahn nominee Alex Denner made generic assertions about “applying return on investment rigor” and promised to focus “on medicines prescribed by primary-care physicians and seek ways to reduce spending.” While these superficial sound bites may get media attention, they do not constitute a real strategy and underscore Denner’s apparent lack of understanding of Forest’s business.
It is telling that Denner, who purports to have experience qualifying him to be a director, would make such uninformed assertions. Anyone who had taken the time to study our business would know that the core of Forest’s marketing strategy has always been focused on primary care and the few non-primary care products Forest does have are highly profitable because they have lower marketing costs. In addition, we believe our shareholders and analysts understand that cutting spending while launching five new products is a recipe for failure.
* * * * * *
We also are pleased to announce that we recently reached an agreement with plaintiffs who were seeking to enjoin Forest’s Annual Meeting from proceeding as planned. In connection with this agreement, Forest today is filing with the Securities and Exchange Commission and is posting to its website (www.FRX2011annualmeeting.com) a copy of the complaint along with certain additional information. We are very pleased to have resolved this aspect of the matter so quickly.
TIME IS SHORT — SHOW YOUR SUPPORT FOR FOREST’S NOMINEES — VOTE
THE WHITE PROXY CARD BY TELEPHONE OR INTERNET TODAY!
Support your Board by voting the WHITE proxy card by telephone or internet TODAY. We also urge you to DISCARD ANY GOLD PROXY CARD sent to you by Carl Icahn. If you have already returned a gold proxy card, you can change your vote by internet or phone, using the information on your WHITE proxy card. Only your latest dated proxy card will be counted.
Shareholders who have questions or need assistance voting their shares can e-mail frxproxy@mackenziepartners.com or call MacKenzie Partners toll-free at (800) 322-2885.
Over the past few weeks, we have had many meetings and conversations with stockholders who have shared their views on a wide range of topics, including Forest’s corporate governance. We appreciate this input and remain committed to continuing to build value for our shareholders and striving for the highest standards of corporate governance.
On behalf of Forest’s Board of Directors, we thank you for your continued support.
Sincerely,
/s/
Howard Solomon
Chairman of the Board and Chief Executive Officer

/s/
Kenneth Goodman
Presiding Independent Director
Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.
Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.
This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

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